Exhibit 10.47

June 16, 2010

Ms. Marydawn Miller
3316 Paseo Halcon
Irvine, CA  92672

Dear Marydawn,

On behalf of NeoGenomics Laboratories (“NeoGenomics” or the “Company”), it is my pleasure to extend this offer of employment for the Vice President of Information Technology position to you.  If the following terms are satisfactory, please countersign this letter (the “Agreement”) and return a copy to me at your earliest convenience.

Position:	Vice President (VP) of Information Technology

Duties:
As VP of Information Technology, you will report to the CFO or such other person as may be appointed by the CEO and you will have overall responsibility for the Company’s entire information technology (IT) platform and related services and all personnel in the IT Department.  This will include the management of the IT infrastructure at all of the Company’s facilities  and all related software running on such infrastructure.  In addition you may be assigned other duties by the CFO or CEO.

Start Date:	July 16, 2010

Base Salary:
$140,000/year, payable bi-weekly.  The parties agree that this salary is for a full-time position.  Increases in base salary may occur annually at the discretion of the President of the Company with the approval of the CEO and the Compensation Committee of the Board of Directors.

Relocation:
You understand that this position is located in Fort Myers, FL, and you agree to relocate your primary residence to the greater Fort Myers, FL area not later than June 30, 2011.  The Company agrees to provide financial assistance for your relocation up to an aggregate cap of $20,000 in accordance with the terms of the Relocation Agreement attached hereto as Exhibit 1.

Bonus:
Beginning with the fiscal year ending December 31, 2010, you will be eligible to receive an incentive bonus payment which will be targeted at 20% of your Base Salary based on 100% achievement of the goals set forth for you by the President or CEO of the Company and approved by the Board of Directors for such fiscal year.  Such goals will have overall company performance targets and individual performance targets.

Benefits:
You will be entitled to participate in all medical and other benefits that the Company has established for its employees in accordance with the Company’s policy for such benefits at any given time.  Other benefits may include but not be limited to: short term and long term disability, dental, a 401K plan, a section 125 plan and an employee stock purchase plan.

Paid Time Off:
You will be eligible for 4 weeks of paid time off (PTO)/year (160 hours), which will accrue on a pro-rata basis beginning from your hire date and be may carried over from year to year.  It is company policy that when your accrued PTO balance reaches 160 hours, you will cease accruing PTO until your accrued PTO balance is 120 hours or less – at which point you will again accrue PTO until you reach 160 hours. You are eligible to use PTO after completing 3 months of employment.   In addition to paid time off, there are also 6 paid national holidays and 1 “floater” day available to you.

Stock Options:
You will be granted stock options to purchase up to 40,000 shares of the common stock of the Company’s publicly-traded holding company, NeoGenomics, Inc., a Nevada corporation, at an exercise price equivalent to the closing price per share at which such stock was quoted on the NASDAQ Bulletin Board on the day prior to your Start Date.    The grant of such options will be made pursuant to the Company’s stock option plan then in effect and will be evidenced by a separate Option Agreement, which the Company will execute with you within 60 days of receiving a copy of the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement which has been executed by you.  So long as you remained employed by the Company, such options will have a five-year term from the grant date and will vest according to the following schedule:

Time-Based Vesting

10,000 options will vest on the anniversary of your Start Date for each of the next four years.

The Company also agrees that you will be eligible for additional stock option grants at any time based on performance.

If for any reason you resign prior to the time which is 12 months from your Start Date, you will forgo all such options. Furthermore, you understand that the Company’s stock option plan requires that any employee who leaves the employment of the Company will have no more than three (3) months from their termination date to exercise any vested options.

The Company agrees that it will grant to you the maximum number of Incentive Stock Options (“ISO’s”) available under current IRS guidelines and that the remainder, if any, will be in the form of non-qualified stock options.

Confidentiality,
Non-Compete, &
Work +Products:
You agree that prior to your Start Date, you will execute the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement attached to this letter as Exhibit 2.  You understand that if you should fail to execute such Confidentiality, Non-Competition and Non-Solicitation Agreement in the agreed-upon form, it will be grounds for revoking this offer and not hiring you.  You understand and acknowledge that this Agreement shall be read in pari materia with the Confidentiality, Non-Competition and Non-Solicitation Agreement and is part of this Agreement.

Executive’s
Representations:
You understand and acknowledge that this position is an officer level position within NeoGenomics.  You represent and warrant, to the best of your knowledge, that nothing in your past legal and/or work experiences, which if became broadly known in the marketplace, would impair your ability to serve as an officer of a public company or materially damage your credibility with public shareholders.  You further represent and warrant, to the best of your knowledge, that, prior to accepting this offer of employment, you have disclosed all material information about your past legal and work experiences that would be required to be disclosed on a Directors’ and Officers’ questionnaire for the purpose of determining what disclosures, if any, will need to be made with the SEC.  Prior to the Company’s next public filing, you also agree to fill out a Director’s and Officer’s questionnaire in form and substance satisfactory to the Company’s counsel.   You further represent and warrant, to the best of your knowledge, that you are currently not obligated under any form of non-competition or non-solicitation agreement which would preclude you from serving in the position indicated above for NeoGenomics or soliciting business relationships for any laboratory services from any potential customers in the United States.

Miscellaneous:	(i)
This Agreement supersedes all prior agreements and understandings between   the parties and may not be modified or terminated orally.  No modification or attempted waiver will be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(ii)
The provisions of this Agreement are separate and severable, and if any of themis declared invalid and/or unenforceable by a court of competent jurisdiction oran arbitrator, the remaining provisions shall not be affected.

	(iii)	This Agreement is the joint product of the Company and you and each provisionhereof has been subject to the mutual consultation, negotiation and agreement ofthe Company and you and shall not be construed for or against either partyhereto.

	(iv)	This Agreement will be governed by, and construed in accordance with theprovisions of the law of the State of Florida, without reference to provisions thatrefer a matter to the law of any other jurisdiction. Each party hereto herebyirrevocably submits itself to the exclusive personal jurisdiction of the federal and state courts sitting in Florida; accordingly, any matters involving the Company and the Executive with respect to this Agreement may be adjudicated only in a federal or state court sitting in Lee County, Florida.

	(v)	This Agreement may be signed in counterparts, and by fax or by PDF, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument

	(vi)	Within three days of your start date, you will need to provide documentation verifying your legal right to work in the United States. Please understand that this offer of employment is contingent upon your ability to comply with the employment verification requirements under federal laws and that we cannot begin payroll until this requirement has been meet.

	(vii)	Employment with NeoGenomics is an “at-will” relationship and not guaranteed for any term. You or the Company may terminate employment at anytime for any reason.

Marydawn, I know that with your help we can build a world-class laboratory with a national footprint and a team focused on the highest quality standards.  I am looking forward to working with you as we drive NeoGenomics to new heights.  Welcome aboard!

Sincerely,

/s/ George Cardoza

George Cardoza
Chief Financial Officer

Agreed and Accepted:

/s/ Marydawn Miller	7/12/10
Marydawn Miller	Date

Exhibit 1

RELOCATION AGREEMENT

Marydawn Miller
Vice President of Information Technology

NeoGenomics Laboratories (the “Company”) acknowledges that you will incur certain relocation expenses as a result of accepting employment with us.  We consider the reimbursement of these expenses to be related to the employer-employee relationship that we are attempting to establish and that these are items that we share as the relationship is established.

NeoGenomics agrees to reimburse you for up to $20,000 in the aggregate (the “Relocation Cap”) for commuting, temporary housing and permanent relocation expenses.  This assistance will be comprised of two parts: (i) reimbursement for commuting, temporary housing and other related transition expenses (the “Temporary Commuting Allowance”), and (ii) reimbursement for permanent relocation expenses that are identified by the Internal Revenue Service (“IRS”) as “deductible moving expenses” (the “Permanent Relocation Assistance”).

You may use up to $15,000 of the Relocation Cap for the Temporary Commuting Allowance.  Expenses reimbursable under the Temporary Commuting Allowance include pre-move travel, related lodging and meal expenses, and other related transition expenses, incurred in accordance with the Company’s applicable policies in effect from time to time.

All such payments made by the Company as part of your Temporary Commuting Allowance shall be subject to withholding for federal, state or local taxes as the Company reasonably may determine.  However, you should consult with your own tax advisor to determine what payments (or reimbursements), if any, may be tax deductible to you.

The dollar amount of Permanent Relocation Assistance available to you is the difference between the Relocation Cap and any payments made to you (or on your behalf) under the Temporary Commuting Allowance.  The Permanent Relocation Assistance is available to you for your permanent move to Fort Myers, Florida, which will need to occur on or prior to June 30, 2011.   Any relocation expenses incurred by you (or on your behalf) occurring after July 1, 2011 will not be reimbursable by the Company unless otherwise mutually agreed upon in writing by you and the CFO of the Company.  The Company will require two (2) quotes from vendors prior to payment for moving expenses.

The Permanent Relocation Assistance payments will not be taxable to you to the extent the expenses are identified by the IRS as “deductible moving expenses,” and, accordingly, reimbursable expenses shall be limited to: (i) moving your household goods and personal effects, and (ii) travel (including lodging, but not meals) to your new home.

All claims for reimbursable expenses, together with proper receipts and supporting documentation, must be submitted to the Company within 45 days following the date(s) the expenses are incurred.  Thereafter, reimbursement by the Company will be made in accordance with the Company’s normal payroll practices no later than 45 days following the timely submission of applicable claims.

I, Marydawn Miller, agree to provide proper receipts and documentation in a form acceptable to the Company in order to receive reimbursement from the Company, and I understand that failure to do so in accordance with the requirements set forth herein (including, but not limited to, timely submission) will jeopardize my rights to any reimbursements under this Agreement.

I further agree that:

(a)
I will reimburse NeoGenomics all Permanent Relocation Assistance and Temporary Commuting Allowance payments paid on my behalf directly to vendors or to me by NeoGenomics should I resign my employment for any reason with NeoGenomics Laboratories according to the below listed schedule.  Reimbursement will not be required should NeoGenomics initiate the separation of employment.

Reimbursement will be based on the following schedule:
1)	100 % reimbursement if resignation occurs within a 12 month time period from the start of employment or within six months after my permanent relocation to Fort Myers, Fl.
2)	50% reimbursement if resignation occurs within 6 months to 12 months after my permanent relocation to Fort Myers, FL.

(b)	Any reimbursements paid to me in error will be returned to the Company within 60 days of (i) the date the expense was incurred, or (ii) becoming aware of the existence of an erroneous reimbursement.

(c)
My final paycheck for any wages and/or accrued paid time-off will be reduced, to the extent allowable by law, in the amount of any monies I owe to the Company pursuant to the terms of this Agreement.  If the amount of my final paycheck is insufficient to cover all the monies I owe to the Company hereunder, the Company may pursue any and all remedies available under the law.

This agreement will be governed by the laws of the State of Florida.

Agreed and Accepted:

By: /s/ Marydawn Miller	Date	7/12/10
Marydawn Miller

NEOGENOMICS LABORATORIES

By: /s/ George Cardoza

Name: George  Cardoza

Title:  CFO